Exhibit 99.1 (Filed herewith)

NEWS RELEASE

Contact:

Ken Golden

Director, Global Public Relations

309-765-5678

Deere Announces Third-Quarter Earnings of $851 Million

¡                  Slowdown in farm economy contributes to lower profits for agricultural equipment.

¡                  Construction and forestry and financial-services businesses have higher results.

¡                  Full-year earnings forecast about $3.1 billion.

MOLINE, Illinois  (August 13, 2014) — Net income attributable to Deere & Company was $850.7 million, or $2.33 per share, for the third quarter ended July 31, compared with $996.5 million, or $2.56 per share, for the same period of 2013. For the first nine months of the year, net income attributable to Deere & Company was $2.513 billion, or $6.79 per share, compared with $2.730 billion, or $6.97 per share, last year.

Worldwide net sales and revenues decreased 5 percent, to $9.500 billion, for the third quarter and were down 4 percent, to $27.102 billion, for nine months. Net sales of the equipment operations were $8.723 billion for the quarter and $24.918 billion for nine months, compared with $9.316 billion and $26.373 billion for the same periods last year.

“Deere’s third-quarter performance reflected moderating conditions in the global farm sector, which have negatively affected demand for farm machinery and contributed to lower sales and profits for our agricultural-equipment business,” said Samuel R. Allen, chairman and chief executive officer. “At the same time, our construction and forestry and financial services divisions had higher profit, showing the benefit of a broad-based business lineup. Overall, it was a quarter of solid performance, with income exceeded only by last year’s record for the corresponding period.”

Summary of Operations

Net sales of the worldwide equipment operations declined 6 percent for the quarter and nine months compared with the same periods a year ago. Sales included price realization of 2 percent for the quarter and nine months.  Additionally, sales included an unfavorable currency-translation effect of 1 percent for the nine months. Equipment net sales in the United States and Canada decreased 8 percent for the quarter and 7 percent

Deere Announces Third-Quarter Earnings	5

year to date. Outside the U.S. and Canada, net sales were down 4 percent for the quarter, including favorable currency-translation effects of 1 percent, and down 3 percent for nine months, including unfavorable currency-translation effects of 1 percent.

Deere’s equipment operations reported operating profit of $1.135 billion for the quarter and $3.387 billion for nine months, compared with $1.443 billion and $3.943 billion last year. The decline for the quarter was due primarily to the impact of lower shipment volumes, higher production costs primarily related to engine-emission requirements, and the unfavorable effects of foreign currency exchange. The year-to-date decline was largely due to the impact of lower shipment volumes, unfavorable foreign-exchange effects, higher production costs, and a less favorable product mix. Declines for both periods were partially offset by price realization.

Net income of the company’s equipment operations was $680 million for the third quarter and $2.061 billion for the first nine months, compared with $846 million and $2.324 billion in 2013. In addition to the operating factors mentioned above, a lower effective tax rate benefited both quarterly and year-to-date results.

Financial services reported net income attributable to Deere & Company of $162.3 million for the quarter and $452.2 million for nine months compared with $150.0 million and $407.9 million last year. The improvement for the quarter was due to growth in the credit portfolio, partially offset by a higher provision for credit losses and higher selling, administrative and general expenses. Year-to-date results improved as a result of growth in the credit portfolio and a more favorable effective tax rate. These factors were partially offset by lower crop insurance margins, higher selling, administrative and general expenses and a higher provision for credit losses.

Company Outlook & Summary

Company equipment sales are projected to decrease about 6 percent for fiscal 2014 and to be down about 8 percent for the fourth quarter compared with the year-ago periods. Included is an unfavorable currency-translation effect of about 1 percent for the year. For 2014, net income attributable to Deere & Company is anticipated to be about $3.1 billion.

Although Deere’s full-year earnings are forecast to be somewhat lower than in 2013, Allen said the company is looking forward to completing another successful year and continues to believe the longer-term outlook for its businesses holds considerable promise. “For the balance of the year, the company will be scaling back production in line with demand for our agricultural products,” he stated. “These actions illustrate our commitment to responding with speed and decisiveness to changes in market conditions.”

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Allen pointed out the company’s plans to expand its market presence throughout the world are on track and continuing to move ahead. “We remain confident the company is well-positioned to earn solid returns throughout the business cycle and to realize substantial benefits from the world’s growing need for food, shelter and infrastructure well into the future,” he said.

* * *

Equipment Division Performance

Agriculture & Turf.  Sales fell 11 percent for the quarter and 8 percent for nine months due largely to lower shipment volumes, and the previously announced sales of John Deere Landscapes and John Deere Water. Additionally, year-to-date sales were lower due to the unfavorable effects of currency translation. These factors were partially offset by price realization in both the quarter and nine months.

Operating profit was $941 million for the quarter and $2.967 billion year to date, compared with $1.336 billion and $3.684 billion, respectively, last year. Lower results for the quarter were driven primarily by the impact of lower shipment volumes, higher production costs largely related to engine-emission requirements, and the unfavorable effects of foreign-currency exchange. The year-to-date decrease was mainly due to lower shipment volumes, unfavorable currency exchange, higher production costs, and a less favorable product mix. Declines for both periods were partially offset by price realization.

Construction & Forestry. Construction and forestry sales increased 19 percent for the quarter and 8 percent for nine months mainly as a result of higher shipment volumes and price realization. Increased sales for both periods were partially offset by the unfavorable effects of currency translation.

Operating profit was $194 million for the quarter and $420 million for nine months, compared with $107 million and $259 million last year. Quarterly operating profit improved primarily due to higher shipment volumes and price realization, partially offset by a less favorable product mix. Year-to-date results increased mainly due to higher shipment volumes, lower production costs, and lower selling, administrative and general expenses.

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Market Conditions & Outlook

Agriculture & Turf.  Deere’s worldwide sales of agriculture and turf equipment are forecast to decrease by about 10 percent for fiscal-year 2014, including a negative currency translation effect of about 1 percent.

Although the agricultural economy remains in a relatively healthy state, falling commodity prices are contributing to a reduction in farm income. The decline is putting pressure on demand for farm equipment, especially larger models. At the same time, strength in the U.S. livestock sector is providing support to sales of mid- and smaller-size tractors. Based on these factors, industry sales for agricultural machinery in the U.S. and Canada are forecast to be down about 10 percent for the year.

Full-year industry sales in the EU28 are forecast to be down about 5 percent due to lower crop prices and farm incomes. In South America, industry sales of tractors and combines are projected to be down about 15 percent from strong 2013 levels. Market conditions in the Commonwealth of Independent States have deteriorated and industry sales there are expected to be significantly lower for the year. Asian sales are projected to be about flat.

Industry sales of turf and utility equipment in the U.S. and Canada are expected to be flat to up 5 percent for 2014.

Construction & Forestry. Deere’s worldwide sales of construction and forestry equipment are forecast to increase by about 10 percent for full-year 2014.  The gain reflects further economic recovery and higher housing starts in the U.S. as well as sales increases outside the U.S. and Canada. Global forestry sales are expected to be up for the year due to general economic growth and improved sales in European markets.

Financial Services. Fiscal-year 2014 net income attributable to Deere & Company for the financial services operations is expected to be approximately $600 million. The outlook reflects improvement over last year due primarily to expected growth in the credit portfolio and a more favorable tax rate. These factors are projected to be partially offset by higher selling, administrative and general expenses, an increase in the provision for credit losses from the low level in 2013, and lower crop insurance margins.

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John Deere Capital Corporation

The following is disclosed on behalf of the company’s financial services subsidiary, John Deere Capital Corporation (JDCC), in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market.

Net income attributable to John Deere Capital Corporation was $129.2 million for the third quarter and $390.0 million year to date, compared with $124.7 million and $335.6 million for the respective periods last year. Results improved for both periods primarily due to growth in the credit portfolio, partially offset by a higher provision for credit losses, and higher selling, administrative and general expenses. In addition, nine-month results benefited from a more favorable effective tax rate.  Net receivables and leases financed by JDCC were $33.534 billion at July 31, 2014, compared with $30.096 billion last year.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  Statements under “Company Outlook & Summary,” “Market Conditions & Outlook,” and other forward-looking statements herein that relate to future events, expectations, trends and operating periods involve certain factors that are subject to change, and important risks and uncertainties that could cause actual results to differ materially.  Some of these risks and uncertainties could affect particular lines of business, while others could affect all of the company’s businesses.

The company’s agricultural equipment business is subject to a number of uncertainties including the many interrelated factors that affect farmers’ confidence.  These factors include worldwide economic conditions, demand for agricultural products, world grain stocks, weather conditions (including its effects on timely planting and harvesting), soil conditions (including low subsoil moisture), harvest yields, prices for commodities and livestock, crop and livestock production expenses, availability of transport for crops, the growth and sustainability of non-food uses for some crops (including ethanol and biodiesel production), real estate values, available acreage for farming, the land ownership policies of various governments, changes in government farm programs and policies (including those in Argentina, Brazil, China, the European Union, India, Russia and the U.S.), international reaction to such programs, changes in and effects of crop insurance programs, global trade agreements, animal diseases and their effects on poultry, beef and pork consumption and prices, crop pests and diseases, and the level of farm product exports (including concerns about genetically modified organisms).

Deere Announces Third-Quarter Earnings	9

Factors affecting the outlook for the company’s turf and utility equipment include general economic conditions, consumer confidence, weather conditions, customer profitability, consumer borrowing patterns, consumer purchasing preferences, housing starts, infrastructure investment, spending by municipalities and golf courses, and consumable input costs.

General economic conditions, consumer spending patterns, real estate and housing prices, the number of housing starts and interest rates are especially important to sales of the company’s construction and forestry equipment.  The levels of public and non-residential construction also impact the results of the company’s construction and forestry segment.  Prices for pulp, paper, lumber and structural panels are important to sales of forestry equipment.

All of the company’s businesses and its reported results are affected by general economic conditions in the global markets in which the company operates, especially material changes in economic activity in these markets; customer confidence in general economic conditions; foreign currency exchange rates and their volatility, especially fluctuations in the value of the U.S. dollar; interest rates; and inflation and deflation rates.  General economic conditions can affect demand for the company’s equipment as well.  Government spending and taxing could adversely affect the economy, employment, consumer and corporate spending, and company results.

Customer and company operations and results could be affected by changes in weather patterns (including the effects of drought conditions in parts of the U.S. and drier than normal conditions in certain other markets); the political and social stability of the global markets in which the company operates; the effects of, or response to, terrorism and security threats; wars and other conflicts and the threat thereof; and the spread of major epidemics.

Significant changes in market liquidity conditions and any failure to comply with financial covenants in credit agreements could impact access to funding and funding costs, which could reduce the company’s earnings and cash flows.  Financial market conditions could also negatively impact customer access to capital for purchases of the company’s products and customer confidence and purchase decisions; borrowing and repayment practices; and the number and size of customer loan delinquencies and defaults.  A  debt crisis, in Europe or elsewhere, could negatively impact currencies, global financial markets, social and political stability, funding sources and costs, asset and obligation values, customers, suppliers, and company operations and results.  State debt crises also could negatively impact customers, suppliers, demand for equipment, and company operations

Deere Announces Third-Quarter Earnings	10

and results.  The company’s investment management activities could be impaired by changes in the equity, bond and other financial markets, which would negatively affect earnings.

Additional factors that could materially affect the company’s operations, access to capital, expenses and results include changes in and the impact of governmental trade, banking, monetary and fiscal policies, including financial regulatory reform and its effects on the consumer finance industry, derivatives, funding costs and other areas, and governmental programs, policies, tariffs and sanctions in particular jurisdictions or for the benefit of certain industries or sectors (including protectionist, economic, punitive and expropriation policies and trade and licensing restrictions that could disrupt international commerce); actions by the U.S. Federal Reserve Board and other central banks; actions by the U.S. Securities and Exchange Commission (SEC), the U.S. Commodity Futures Trading Commission and other financial regulators; actions by environmental, health and safety regulatory agencies, including those related to engine emissions (in particular Interim Tier 4/Stage IIIb and Final Tier 4/Stage IV non-road diesel emission requirements in the U.S. and European Union), carbon and other greenhouse gas emissions, noise and the effects of climate change; changes in labor regulations; changes to accounting standards; changes in tax rates, estimates, and regulations and company actions related thereto; compliance with U.S. and foreign laws when expanding to new markets and otherwise; and actions by other regulatory bodies including changes in laws and regulations affecting the sectors in which the company operates.  Trade, financial and other sanctions imposed by the U.S., the European Union, Russia and other countries could negatively impact company assets, operations, sales, forecasts and results.  Customer and company operations and results also could be affected by changes to GPS radio frequency bands or their permitted uses.

Other factors that could materially affect results include production, design and technological innovations and difficulties, including capacity and supply constraints and prices; the availability and prices of strategically sourced materials, components and whole goods; delays or disruptions in the company’s supply chain or the loss of liquidity by suppliers; the failure of suppliers to comply with laws, regulations and company policy pertaining to employment, human rights, health, safety, the environment and other ethical business practices; events that damage the company’s reputation or brand; start-up of new plants and new products; the success of new product initiatives and customer acceptance of new products; changes in customer product preferences and sales mix whether as a result of changes in equipment design to meet government regulations or for other reasons; gaps or limitations in rural broadband coverage, capacity and speed needed to support

Deere Announces Third-Quarter Earnings	11

technology solutions; oil and energy prices and supplies; the availability and cost of freight; actions of competitors in the various industries in which the company competes, particularly price discounting; dealer practices especially as to levels of new and used field inventories; labor relations; acquisitions and divestitures of businesses, the integration of new businesses; the implementation of organizational changes; difficulties related to the conversion and implementation of enterprise resource planning systems that disrupt business, negatively impact supply or distribution relationships or create higher than expected costs; security breaches and other disruptions to the company’s information technology infrastructure; changes in company declared dividends and common stock issuances and repurchases.

Company results are also affected by changes in the level and funding of employee retirement benefits, changes in market values of investment assets, the level of interest and discount rates, and compensation, retirement and mortality rates which impact retirement benefit costs, and significant changes in health care costs including those which may result from governmental action.

The liquidity and ongoing profitability of John Deere Capital Corporation and other credit subsidiaries depend largely on timely access to capital to meet future cash flow requirements and fund operations and the costs associated with engaging in diversified funding activities and to fund purchases of the company’s products.  If general economic conditions worsen or capital markets become volatile, funding could be unavailable or insufficient.  Additionally, customer confidence levels may result in declines in credit applications and increases in delinquencies and default rates, which could materially impact write-offs and provisions for credit losses.  The failure of reinsurers of the company’s insurance business also could materially affect results.

The company’s outlook is based upon assumptions relating to the factors described above, which are sometimes based upon estimates and data prepared by government agencies.  Such estimates and data are often revised.  The company, except as required by law, undertakes no obligation to update or revise its outlook, whether as a result of new developments or otherwise.  Further information concerning the company and its businesses, including factors that potentially could materially affect the company’s financial results, is included in the company’s other filings with the SEC (including, but not limited to, the factors discussed in Item 1A. Risk Factors of the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q).

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Third Quarter 2014 Press Release

(in millions of dollars)

Unaudited

	Three Months Ended July 31			Nine Months Ended July 31
	2014	2013	% Change	2014	2013	% Change

Net sales and revenues:
Agriculture and turf	$6,969	$7,847	-11	$20,211	$22,029	-8
Construction and forestry	1,754	1,469	+19	4,707	4,344	+8
Total net sales	8,723	9,316	-6	24,918	26,373	-6
Financial services	656	587	+12	1,815	1,650	+10
Other revenues	121	107	+13	369	322	+15
Total net sales and revenues	$9,500	$10,010	-5	$27,102	$28,345	-4

Operating profit: *
Agriculture and turf	$941	$1,336	-30	$2,967	$3,684	-19
Construction and forestry	194	107	+81	420	259	+62
Financial services	249	234	+6	660	629	+5
Total operating profit	1,384	1,677	-17	4,047	4,572	-11
Reconciling items **	(83)	(127)	-35	(324)	(333)	-3
Income taxes	(450)	(553)	-19	(1,210)	(1,509)	-20
Net income attributable to Deere & Company	$851	$997	-15	$2,513	$2,730	-8

*                      Operating profit is income from continuing operations before corporate expenses, certain external interest expense, certain foreign exchange gains and losses and income taxes.  Operating profit of the financial services segment includes the effect of interest expense and foreign exchange gains or losses.

**               Reconciling items are primarily corporate expenses, certain external interest expense, certain foreign exchange gains and losses and net income attributable to noncontrolling interests.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED INCOME
For the Three Months Ended July 31, 2014 and 2013
(In millions of dollars and shares except per share amounts) Unaudited

	2014	2013
Net Sales and Revenues
Net sales	$8,723.0	$9,315.6
Finance and interest income	573.5	530.9
Other income	203.7	163.4
Total	9,500.2	10,009.9

Costs and Expenses
Cost of sales	6,611.3	6,837.9
Research and development expenses	362.1	338.7
Selling, administrative and general expenses	820.7	919.8
Interest expense	153.9	182.6
Other operating expenses	260.0	181.6
Total	8,208.0	8,460.6

Income of Consolidated Group before Income Taxes	1,292.2	1,549.3
Provision for income taxes	450.2	553.5
Income of Consolidated Group	842.0	995.8
Equity in income of unconsolidated affiliates	8.9	.8
Net Income	850.9	996.6
Less: Net income attributable to noncontrolling interests	.2	.1
Net Income Attributable to Deere & Company	$850.7	$996.5

Per Share Data
Basic	$2.35	$2.58
Diluted	$2.33	$2.56

Average Shares Outstanding
Basic	361.9	386.0
Diluted	365.1	389.6

See Condensed Notes to Interim Consolidated Financial Statements.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED INCOME
For the Nine Months Ended July 31, 2014 and 2013
(In millions of dollars and shares except per share amounts) Unaudited

	2014	2013
Net Sales and Revenues
Net sales	$24,917.8	$26,373.5
Finance and interest income	1,649.0	1,544.0
Other income	535.3	427.4
Total	27,102.1	28,344.9

Costs and Expenses
Cost of sales	18,678.7	19,334.9
Research and development expenses	1,039.9	1,072.1
Selling, administrative and general expenses	2,433.0	2,657.7
Interest expense	491.5	553.7
Other operating expenses	738.1	487.3
Total	23,381.2	24,105.7

Income of Consolidated Group before Income Taxes	3,720.9	4,239.2
Provision for income taxes	1,209.6	1,508.8
Income of Consolidated Group	2,511.3	2,730.4
Equity in income of unconsolidated affiliates	2.2	.2
Net Income	2,513.5	2,730.6
Less: Net income attributable to noncontrolling interests	1.0	.1
Net Income Attributable to Deere & Company	$2,512.5	$2,730.5

Per Share Data
Basic	$6.85	$7.04
Diluted	$6.79	$6.97

Average Shares Outstanding
Basic	366.8	387.7
Diluted	370.1	391.7

See Condensed Notes to Interim Consolidated Financial Statements.

DEERE & COMPANY
CONDENSED CONSOLIDATED BALANCE SHEET
(In millions of dollars) Unaudited

	July 31	October 31	July 31
	2014	2013	2013
Assets
Cash and cash equivalents	$3,034.7	$3,504.0	$3,090.3
Marketable securities	1,489.4	1,624.8	1,706.0
Receivables from unconsolidated affiliates	33.3	31.2	26.0
Trade accounts and notes receivable - net	4,551.8	3,758.2	4,865.8
Financing receivables - net	27,079.9	25,632.7	24,183.1
Financing receivables securitized - net	4,264.2	4,153.1	3,890.5
Other receivables	1,193.1	1,464.0	1,031.5
Equipment on operating leases - net	3,580.0	3,152.2	2,826.0
Inventories	5,439.0	4,934.7	5,594.3
Property and equipment - net	5,385.5	5,466.9	5,107.6
Investments in unconsolidated affiliates	310.2	221.4	214.2
Goodwill	829.8	844.8	924.2
Other intangible assets - net	69.4	77.1	81.2
Retirement benefits	611.7	551.1	31.3
Deferred income taxes	2,564.0	2,325.4	3,468.1
Other assets	1,312.5	1,274.7	1,296.8
Assets held for sale		505.0
Total Assets	$61,748.5	$59,521.3	$58,336.9

Liabilities and Stockholders’ Equity
Short-term borrowings	$8,580.8	$8,788.9	$8,213.0
Short-term securitization borrowings	4,142.8	4,109.1	3,780.1
Payables to unconsolidated affiliates	90.4	106.9	80.5
Accounts payable and accrued expenses	8,432.9	8,973.6	8,306.3
Deferred income taxes	160.1	160.3	155.5
Long-term borrowings	24,035.5	21,577.7	21,698.7
Retirement benefits and other liabilities	5,473.5	5,416.7	7,511.2
Liabilities held for sale		120.4
Total liabilities	50,916.0	49,253.6	49,745.3
Total Deere & Company stockholders’ equity	10,830.0	10,265.8	8,589.8
Noncontrolling interests	2.5	1.9	1.8
Total stockholders’ equity	10,832.5	10,267.7	8,591.6
Total Liabilities and Stockholders’ Equity	$61,748.5	$59,521.3	$58,336.9

See Condensed Notes to Interim Consolidated Financial Statements.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED CASH FLOWS
For the Nine Months Ended July 31, 2014 and 2013
(In millions of dollars) Unaudited

	2014	2013
Cash Flows from Operating Activities
Net income	$2,513.5	$2,730.6
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	29.6	14.0
Provision for depreciation and amortization	957.4	841.2
Impairment charges	62.3	50.4
Share-based compensation expense	60.6	62.7
Undistributed earnings of unconsolidated affiliates	(2.3)	7.8
Credit for deferred income taxes	(249.1)	(197.2)
Changes in assets and liabilities:
Trade, notes and financing receivables related to sales	(1,679.3)	(2,240.5)
Insurance receivables	35.5	488.1
Inventories	(1,102.9)	(954.2)
Accounts payable and accrued expenses	(313.6)	(408.6)
Accrued income taxes payable/receivable	207.3	186.0
Retirement benefits	215.0	141.7
Other	(51.9)	(134.2)
Net cash provided by operating activities	682.1	587.8

Cash Flows from Investing Activities
Collections of receivables (excluding receivables related to sales)	11,586.6	10,807.9
Proceeds from maturities and sales of marketable securities	718.7	636.7
Proceeds from sales of equipment on operating leases	803.3	692.3
Proceeds from sales of businesses, net of cash sold	339.8	22.0
Cost of receivables acquired (excluding receivables related to sales)	(12,664.2)	(12,404.6)
Purchases of marketable securities	(585.5)	(899.7)
Purchases of property and equipment	(640.9)	(795.1)
Cost of equipment on operating leases acquired	(1,049.5)	(834.8)
Other	(75.6)	(127.7)
Net cash used for investing activities	(1,567.3)	(2,903.0)

Cash Flows from Financing Activities
Increase (decrease) in total short-term borrowings	(76.7)	2,012.9
Proceeds from long-term borrowings	6,672.2	3,772.7
Payments of long-term borrowings	(4,079.8)	(3,899.6)
Proceeds from issuance of common stock	138.8	162.4
Repurchases of common stock	(1,631.1)	(751.9)
Dividends paid	(568.6)	(556.3)
Excess tax benefits from share-based compensation	28.5	46.5
Other	(50.4)	(40.6)
Net cash provided by financing activities	432.9	746.1

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(17.0)	7.2

Net Decrease in Cash and Cash Equivalents	(469.3)	(1,561.9)
Cash and Cash Equivalents at Beginning of Period	3,504.0	4,652.2
Cash and Cash Equivalents at End of Period	$3,034.7	$3,090.3

See Condensed Notes to Interim Consolidated Financial Statements.

Condensed Notes to Interim Consolidated Financial Statements (Unaudited)

(1)      In May 2014, the Company closed the sale of the stock and certain assets of the entities that compose the Company’s Water operations to FIMI Opportunity Funds.  At April 30, 2014, the total assets of $85 million and liabilities of $50 million were classified as held for sale in the consolidated financial statements, which consisted of $57 million of trade receivables, $10 million of other receivables, $49 million of inventories, $5 million of other assets less a $36 million asset impairment.  The related liabilities held for sale consisted of accounts payable and accrued expenses of $47 million and retirement benefits and other liabilities of $3 million.  The total amount of proceeds from the sale was approximately $35 million with a loss of approximately $10 million, pretax and after-tax, in addition to the $36 million pre-tax or $4 million after-tax non-cash impairment recorded in the second quarter of 2014.  The losses were recorded in other operating expenses and these operations were included in the Company’s agriculture and turf segment.

(2)      In December 2013, the Company closed the sale of 60 percent of its subsidiary John Deere Landscapes, LLC (Landscapes) to a private equity investment firm affiliated with Clayton, Dubilier & Rice, LLC.  At October 31, 2013, the total assets of $505 million and liabilities of $120 million for Landscapes were classified as held for sale in the consolidated financial statements and written down to realizable value, which consisted of $153 million of receivables, $219 million of inventories, $37 million of property and equipment, $106 million of goodwill, $25 million of other intangible assets and $10 million of other assets less a $45 million asset impairment.  The related liabilities held for sale consisted of accounts payable and accrued expenses.  The Company initially retained 40 percent of the Landscapes business in the form of common stock and reports the results as an equity investment in unconsolidated affiliates.  The fair value of the Company’s retained equity investment was approximately $80 million at closing.  The total amount of proceeds from the sale at closing was approximately $305 million with no significant gain or loss.

(3)      Dividends declared and paid on a per share basis were as follows:

	Three Months Ended July 31		Nine Months Ended July 31
	2014	2013	2014	2013

Dividends declared	$.60	$.51	$1.62	$1.48
Dividends paid	$.51	$.51	$1.53	$1.43

(4)      The calculation of basic net income per share is based on the average number of shares outstanding.  The calculation of diluted net income per share recognizes any dilutive effect of share-based compensation.

(5)      The consolidated financial statements represent the consolidation of all Deere & Company’s subsidiaries.  In the supplemental consolidating data in Note 6 to the financial statements, “Equipment Operations” include the Company’s agriculture and turf operations and construction and forestry operations with “Financial Services” reflected on the equity basis.

(6) SUPPLEMENTAL CONSOLIDATING DATA
STATEMENT OF INCOME
For the Three Months Ended July 31, 2014 and 2013

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2014	2013	2014	2013
Net Sales and Revenues
Net sales	$8,723.0	$9,315.6
Finance and interest income	14.2	19.0	$634.2	$579.3
Other income	147.2	133.0	85.6	67.4
Total	8,884.4	9,467.6	719.8	646.7

Costs and Expenses
Cost of sales	6,611.6	6,838.3
Research and development expenses	362.1	338.7
Selling, administrative and general expenses	684.5	803.6	138.8	119.1
Interest expense	61.1	74.0	107.3	120.3
Interest compensation to Financial Services	60.4	55.6
Other operating expenses	60.9	42.4	225.3	173.0
Total	7,840.6	8,152.6	471.4	412.4

Income of Consolidated Group before Income Taxes	1,043.8	1,315.0	248.4	234.3
Provision for income taxes	363.8	469.0	86.4	84.5
Income of Consolidated Group	680.0	846.0	162.0	149.8

Equity in Income of Unconsolidated Subsidiaries and Affiliates
Financial Services	162.3	150.0	.3	.2
Other	8.6	.6
Total	170.9	150.6	.3	.2
Net Income	850.9	996.6	162.3	150.0
Less: Net income attributable to noncontrolling interests	.2	.1
Net Income Attributable to Deere & Company	$850.7	$996.5	$162.3	$150.0

*  Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)
STATEMENT OF INCOME
For the Nine Months Ended July 31, 2014 and 2013

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2014	2013	2014	2013
Net Sales and Revenues
Net sales	$24,917.8	$26,373.5
Finance and interest income	50.0	57.1	$1,795.2	$1,668.8
Other income	447.6	393.2	188.6	144.4
Total	25,415.4	26,823.8	1,983.8	1,813.2

Costs and Expenses
Cost of sales	18,679.5	19,336.0
Research and development expenses	1,039.9	1,072.1
Selling, administrative and general expenses	2,046.9	2,313.4	394.2	353.1
Interest expense	216.5	217.0	313.0	367.0
Interest compensation to Financial Services	157.4	151.4
Other operating expenses	212.8	122.9	618.0	464.8
Total	22,353.0	23,212.8	1,325.2	1,184.9

Income of Consolidated Group before Income Taxes	3,062.4	3,611.0	658.6	628.3
Provision for income taxes	1,001.7	1,287.5	208.0	221.4
Income of Consolidated Group	2,060.7	2,323.5	450.6	406.9

Equity in Income (Loss) of Unconsolidated Subsidiaries and Affiliates
Financial Services	452.2	407.9	1.6	1.0
Other	.6	(.8)
Total	452.8	407.1	1.6	1.0
Net Income	2,513.5	2,730.6	452.2	407.9
Less: Net income attributable to noncontrolling interests	1.0	.1
Net Income Attributable to Deere & Company	$2,512.5	$2,730.5	$452.2	$407.9

*  Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

CONDENSED BALANCE SHEET (In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*			FINANCIAL SERVICES
	July 31 2014	October 31 2013	July 31 2013	July 31 2014	October 31 2013	July 31 2013

Assets
Cash and cash equivalents	$1,855.0	$3,023.3	$2,688.3	$1,179.8	$480.8	$402.0
Marketable securities	1,002.5	1,207.2	1,308.3	486.9	417.6	397.8
Receivables from unconsolidated subsidiaries and affiliates	4,865.7	3,502.0	3,594.5
Trade accounts and notes receivable - net	819.1	1,061.8	1,302.2	4,923.0	3,555.9	4,661.9
Financing receivables - net	7.1	16.5	8.2	27,072.8	25,616.2	24,174.9
Financing receivables securitized - net				4,264.2	4,153.1	3,890.5
Other receivables	802.6	983.1	834.3	421.1	486.6	229.5
Equipment on operating leases - net				3,580.0	3,152.2	2,826.0
Inventories	5,439.0	4,934.7	5,594.3
Property and equipment - net	5,330.3	5,408.5	5,049.3	55.1	58.4	58.3
Investments in unconsolidated subsidiaries and affiliates	5,005.9	4,569.0	4,325.5	11.3	10.2	9.7
Goodwill	829.8	844.8	924.2
Other intangible assets - net	65.4	73.1	77.3	4.0	4.0	4.0
Retirement benefits	579.3	517.7	26.1	34.3	37.5	39.1
Deferred income taxes	2,778.3	2,575.4	3,697.3	70.8	51.3	47.5
Other assets	680.5	654.3	649.0	633.3	622.2	649.1
Assets held for sale		505.0
Total Assets	$30,060.5	$29,876.4	$30,078.8	$42,736.6	$38,646.0	$37,390.3

Liabilities and Stockholders’ Equity
Short-term borrowings	$1,042.6	$1,080.4	$1,094.4	$7,538.2	$7,708.5	$7,118.6
Short-term securitization borrowings				4,142.8	4,109.1	3,780.1
Payables to unconsolidated subsidiaries and affiliates	90.9	106.9	80.5	4,831.9	3,470.8	3,568.5
Accounts payable and accrued expenses	7,938.3	7,990.9	7,861.3	1,716.9	1,849.8	1,577.1
Deferred income taxes	84.4	92.4	86.1	360.8	369.1	346.1
Long-term borrowings	4,678.7	4,870.9	4,891.9	19,356.7	16,706.8	16,806.8
Retirement benefits and other liabilities	5,393.1	5,346.8	7,473.0	82.3	74.1	72.1
Liabilities held for sale		120.4
Total liabilities	19,228.0	19,608.7	21,487.2	38,029.6	34,288.2	33,269.3
Total Deere & Company stockholders’ equity	10,830.0	10,265.8	8,589.8	4,707.0	4,357.8	4,121.0
Noncontrolling interests	2.5	1.9	1.8
Total stockholders’ equity	10,832.5	10,267.7	8,591.6	4,707.0	4,357.8	4,121.0
Total Liabilities and Stockholders’ Equity	$30,060.5	$29,876.4	$30,078.8	$42,736.6	$38,646.0	$37,390.3

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued) STATEMENT OF CASH FLOWS For the Nine Months Ended July 31, 2014 and 2013 (In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2014	2013	2014	2013
Cash Flows from Operating Activities
Net income	$2,513.5	$2,730.6	$452.2	$407.9
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	3.2	6.9	26.4	7.1
Provision for depreciation and amortization	592.2	550.5	417.8	359.6
Impairment charges	62.3	50.4
Undistributed earnings of unconsolidated subsidiaries and affiliates	(303.2)	(213.3)	(1.4)	(.8)
Provision (credit) for deferred income taxes	(216.6)	(210.9)	(32.5)	13.7
Changes in assets and liabilities:
Trade receivables	151.8	(64.5)
Insurance receivables			35.5	488.1
Inventories	(604.4)	(545.9)
Accounts payable and accrued expenses	13.3	313.3	4.1	(437.5)
Accrued income taxes payable/receivable	181.5	178.7	25.8	7.3
Retirement benefits	203.2	125.2	11.8	16.4
Other	168.4	(9.7)	(37.0)	12.9
Net cash provided by operating activities	2,765.2	2,911.3	902.7	874.7

Cash Flows from Investing Activities
Collections of receivables (excluding trade and wholesale)			12,618.3	11,757.4
Proceeds from maturities and sales of marketable securities	700.1	600.2	18.6	36.5
Proceeds from sales of equipment on operating leases			803.3	692.3
Proceeds from sales of businesses, net of cash sold	339.8	22.0
Cost of receivables acquired (excluding trade and wholesale)			(13,802.5)	(13,598.3)
Purchases of marketable securities	(504.1)	(810.4)	(81.4)	(89.2)
Purchases of property and equipment	(639.5)	(792.4)	(1.4)	(2.7)
Cost of equipment on operating leases acquired			(1,723.2)	(1,386.5)
Increase in trade and wholesale receivables			(2,055.6)	(2,216.1)
Other	(103.0)	(97.4)	(26.7)	(89.8)
Net cash used for investing activities	(206.7)	(1,078.0)	(4,250.6)	(4,896.4)

Cash Flows from Financing Activities
Increase (decrease) in total short-term borrowings	537.2	86.7	(613.9)	1,926.2
Change in intercompany receivables/payables	(1,442.7)	(2,097.2)	1,442.7	2,097.2
Proceeds from long-term borrowings	7.0	265.6	6,665.2	3,507.0
Payments of long-term borrowings	(757.2)	(174.8)	(3,322.6)	(3,724.9)
Proceeds from issuance of common stock	138.8	162.4
Repurchases of common stock	(1,631.1)	(751.9)
Dividends paid	(568.6)	(556.3)	(150.0)	(186.0)
Excess tax benefits from share-based compensation	28.5	46.5
Other	(21.4)	(26.6)	25.2	45.4
Net cash provided by (used for) financing activities	(3,709.5)	(3,045.6)	4,046.6	3,664.9

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(17.3)	(7.3)	.3	14.5

Net Increase (Decrease) in Cash and Cash Equivalents	(1,168.3)	(1,219.6)	699.0	(342.3)
Cash and Cash Equivalents at Beginning of Period	3,023.3	3,907.9	480.8	744.3
Cash and Cash Equivalents at End of Period	$1,855.0	$2,688.3	$1,179.8	$402.0

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.